Exhibit 99.1

News Release

Media Contacts:

Telkonet Investor Relations, 240.912.1811, ir@telkonet.com
Garrett Axford, Georgina Garrett / Simon Jones, 866.940.9987, +44.1903.854900 mail@garrett-axford.co.uk

For Immediate Release

Telkonet Raises $1.075 Million in Private Placement

November 19, 2009: Germantown, MD – Telkonet, Inc. (PINKSHEETS: TKOI), a Clean Technology company that develops and manufactures proprietary energy management and Smart Grid networking technology, today announced that it has closed the private placement announced on November 16, 2009, raising $1.075 million in gross proceeds through the private placement of the Company's Series A Convertible Redeemable Preferred Stock and Warrants to purchase Common Stock.

The investors purchased an aggregate of 215 shares of the Company's Series A Convertible Redeemable Preferred Stock, par value $0.001 per share ("Series A"), at a price per share of $5,000, and were issued Warrants ("Warrants") to purchase an aggregate of 1,628,800 shares of the Company's common stock, par value $0.001 per share (the "Common Stock"). Each Series A share is convertible into approximately 13,774 shares of Common Stock at a conversion price of $0.363 per share, which is equal to 110% of the volume-weighted average price of a share of Common Stock measured over the 30-day period immediately preceding November 12, 2009. The Warrants have an exercise price of $0.33, which is equal to the volume-weighted average price of a share of Common Stock measured over the 30-day period immediately preceding November 12, 2009. The Company will file a registration statement covering the resale of the shares of common stock to be acquired by the purchasers upon conversion of their Series A shares following the conclusion of a rights offering to be filed with the SEC.

Except as specifically provided or as otherwise required by law, the Series A shares will vote together with the Common Stock shares on an as-if-converted basis and not as a separate class. Each Series A share shall have a number of votes equal to the number of shares of Common Stock then issuable upon conversion of such shares of the Series A.

“We are pleased with the strong investor response to this round of financing in this difficult economic climate. We believe this investment is a validation of both our products and growth opportunity,” stated Jason Tienor, Telkonet’s President and Chief Executive Officer.

A portion of the proceeds received by the Company came from certain members of Company management in connection with the conversion of a portion of outstanding indebtedness of the Company owed to such members of management. The Company intends to use the net proceeds from the sale of the Series A shares and the Warrants for general working capital needs and may use the proceeds in the short term to repay certain outstanding indebtedness, and to pay expenses of the offering as well as other general corporate capital purposes.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the securities mentioned in this release. The securities described in this release have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and may not be offered or sold in the United States absent an effective registration statement covering such securities or an applicable exemption from such registration requirements.

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About Telkonet
Telkonet, a Clean Technology company, provides integrated, centrally-managed energy management and Smart Grid networking solutions that improve energy efficiency and reduce the demand for new energy generation. The company’s energy management systems are dynamically lowering HVAC costs in over 160,000 rooms, and are an integral part of various utilities’ green energy efficiency and rebate programs.

Primarily targeting Smart Grid and utility applications, Telkonet’s patented powerline communications platform delivers cost-effective, robust networking, with real-time online monitoring and maintenance capabilities, increasing the reliability and energy efficiency across the entire utility grid. www.telkonet.com.

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All company, brand or product names are registered trademarks or trademarks of their respective holders.

Statements included in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks and uncertainties such as competitive factors, technological development, market demand and the Company’s ability to obtain new contracts and accurately estimate net revenue due to variability in size, scope and duration of projects, and internal issues in the sponsoring client. Further information on potential factors that could affect the Company’s financial results, can be found in the Company’s Registration Statement and in its Reports on Forms 8-K filed with the Securities and Exchange Commission (SEC).